REGUS Business Centre Service Agreement

Agreement No.:                              p0hpn030501-003
Georgia, Atlanta - North Point
Street/Floor                                555 North Point Center East - 4th
                                            Floor
City:                                       Atlanta
State & Zip Code:                           GA, 30022
Client details (not a Regus centre address)
Company name:                               Corpfin
Address:                                    4th floor 555 North Point Center
State:                                      GA, 30022
Telephone:                                  404-504-9129
Emergency Contact:
Email Address:


 Office type           Market price per    Daily Office   Number of      Total per        Office number (s)
(IN, IS, EN, ES, EX)   day $               Price $        workstations   Day $

 EN                    $14.00               $8.00              17       $136.00          422 Corner Suite
 EN                    $14.00               $8.00               2       $ 16.00          421 Exterior Office
 EN                    $14.00               $8.00               2       $ 16.00          420 Exterior Office
 IS                    $14.00               $8.00               2       $ 16.00          418 Interior Office

                   Total per day $                                      $184.00



Initial Payment:   Monthly Office Payment                            $ 5,520.00
                   Service Retainer                                  $ 5,520.00
                   Service Packages (taxes included below)           $     0.00
                   A la carte services (taxes already applied)       $ 2,439.60
                   Connectivity Set-up                               $     0.00
                   Monthly Taxes       Rate     7%                   $    96.60
                   Total Initial Payment $                           $13,576.20
Monthly Payment:   Total Monthly Payment $                           $ 8,056.20


Business & Connectivity Services          Quantity     Price per workstation per    Total price per month
                                                       day


Business Service Package                                             $      2.99               $     0.00
RegusNet Connectivity Package                                        $      8.99               $     0.00
Ala Carte Services (including taxes)                                         n/a               $ 2,439.60



Length of agreement                       Start date    May 9, 2003     End date    May 9, 2004

Comments

4hrs per mo. This Centre mrg room time and 3-days mo. Touchdown Offices. 1 Mo. Deposit paid and 1 Mo. Deposit on file (credit card) A la Carte inc. the services listed on Addendum A. Dom. Long Distance Rate $.08 a min. 1st funds check is reduced to $7,959.60(1 mo. Deposit is $5,520.00 plus 1st mo. Services $2,439.60 equals $7,959.60) Regus can run the credit card if payments are late. Regus will pay to install or build one interior wall by June 30, 2003.

Tick here if you don not consent to Regus processing data in accordance with Clause 28 of this agreement. We are REGUS BUSINESS CENTRES CORP. of 100 Manhattanville Road, Suite 412, Purchase, NY 10577. This agreement incorporates our terms of business set out overleaf USING REGUS BUSINESS CENTRES which you confirm you have read and understood. We both agree to comply with those terms and our obligations as set out in them. Note that the agreement does not come to an end automatically. See "Bringing your agreement to an end" overleaf.

Name (printed)                                      Name (printed)
Title (printed)                                     Title (printed)
Date (DD/MM/YY)                                     Date (DD/MM/YY)

SIGNED on your behalf (Client)                      SIGNED on our behalf (Regus)

Terms of Business

USING REGUS BUSINESS CENTRES
1. We Are Regus Business Centre Corp. These are our terms of business. They apply to the service agreement which you the client have signed (which we refer to simply as your agreement).
   Your agreement supersedes any previous agreement you may have with us for the same services and contains all the terms we have agreed.

STANDARD SERVICES INCLUDED IN YOUR STANDARD FEE
2.  Furnished Office Accommodation
   We are to provide the number of serviced and fully furnished rooms for which you have agreed to pay in the business centre stated in your agreement.. Your agreement lists the rooms we have initially allocated for your use. Occasionally, we may need to allocate different rooms, but these will be of equivalent size and we will attempt to obtain your approval with respect to such different rooms in advance.

3.  Office Services
   We are to provide the services described in the Regus workstation offer and, if requested, the Regus Business Services offer, and the Regus Connectivity Services Offer during normal opening hours Monday to Friday.

   We are happy to discuss special arrangements for use of these services outside our normal opening hours. All of the optional services described as Business Services are subject to the availability of our centre staff at the time of any service request. We will endeavour to deal with a service request at the earliest opportunity, but will not be held responsible for any delay.

   If in our opinion, we decide that a request for any particular Business Service is excessive, we reserve the right to charge an additional fee at our usual published rates based on the time taken to complete the service.

4.  RegusNET
   You must comply with any copyright notices, license terms or other notices appearing on screen or as part of any material on the Internet or our network. You must not copy, use or exploit such software or other material in any way, unless we have explicitly given you permission to do so. You must strictly comply with the terms of any permissions which we give.

   We do not make any representations as to the security of our network (or the Internet) or of any information which you place on it. You should adopt whatever security measures (such as encryption) you believe are appropriate to your circumstances.

   We cannot guarantee that a particular degree of availability will be attained in connection with your use of the services.

   You hereby warrant to us that our provision of these services to you will not infringe the rights of any third party.

   You agree to comply with the RegusNet Rules set out in the RegusNet access registration form.

   We warrant that the services shall be provided and performed in a professional and workmanlike manner and shall conform to the description of the services set out in the offers for "Regus Connectivity Services" and in the RegusNet access registration form. If we fail to provide the services as warranted, your sole and exclusive remedy shall be the remedy of such failure by us within a reasonable time after writing notice.

   The above warranty is in lieu of all other terms, conditions and warranties, whether express or implied by usage, custom, statute or otherwise, appertaining to the services and manner in which we perform our obligations and exercise our rights including, but without prejudice to the generality of the foregoing, such as relate to the description, performance, quality, suitability or fitness for any particular purposes, of the services. We do not warrant that the services will be uninterrupted or error free.

USING THE ACCOMMODATION
5.  On Moving In
   You will be asked to sign an inventory of all accommodation(s), furniture and equipment you are permitted to use, together with a note of its condition, and details of the keys or entry cards issued to you.

6.  The Nature Of Your Business
   You must only use the accommodation for office purposes, and only for the business stated in your agreement or subsequently agreed with us. Office use of a "retail" nature, involving frequent visits by members of the public, is not permitted. You must not carry on a business which competes with our business of providing serviced office accommodation. You must not use the name Regus in any way in connection with your business.

7.  Your Name And Address
   You may only carry on that business in your name or some other name that we previously agree. At your request and cost we will include that name in the house directory at the business centre, where this is available. You must not put up any signs on the doors to your accommodation or anywhere else which is visible from outside the rooms you are using. You may use the business centre address as your business address.

8.  Taking Care Of Our Property
   You must take good care of all parts of the business centre, its equipment, fittings and furnishings which you use. You must not alter any part of it. You are liable for any damage caused by you or those in the business centre with your permission or at your invitation.

9.  Office Furniture And Equipment
   You must not install any furniture or office equipment, cabling, IT or telecom connections without our consent, which we may refuse at our absolute discretion.

10.  Keys And Security
   Any keys or entry cards which we let you use remain our property at all times. You must not take any copies of them or allow anyone else to use them without our consent. Any loss must be reported to us immediately and you must pay the cost of replacement keys or cards and or changing locks, if required. If you are permitted to use the business centre outside normal working hours it is your responsibility to lock the doors to your accommodation and to the business centre when you leave.

11. Comply With The Law
   You must comply with all relevant laws and regulations in the conduct of your business. You must do nothing illegal. You must not do anything that may interfere with the use of the business centre by us or by others, cause any nuisance or annoyance, increase the insurance premiums we have to pay or cause loss or damage to us or to the owner of any interest in the building which contains the business centre. You acknowledge that (a) the terms of the foregoing sentence are a material inducement to us for the execution of your agreement and (b) any violation by you of the foregoing sentence shall constitute a material default by you hereunder, entitling us to terminate your agreement.

12. Comply With House Rules
   You must comply with any house rules which we impose generally on users of the business centre whether for reasons of health and safety, fire precautions or otherwise.

13. Insurance
   It is your responsibility to arrange insurance for your own property which you bring into the business centre and for your own liability to your employees and to third parties.

PROVIDING THE SERVICES
14. Access To Your Accommodation
   We can enter your accommodation at any time. However, unless there is an emergency we will as a matter of courtesy try to inform you in advance when we need access to carry out testing, repair or works other than routine inspection, cleaning and maintenance. We will also respect security procedures to protect the confidentiality of your business.

15. At The Start Of Your Agreement
   If for any reason we cannot provide the number of rooms stated in your agreement by the date when your agreement is due to start we have no liability to you for any loss or damages but you may cancel the agreement without penalty. We will not charge you the standard fee for rooms you cannot use until they become available.

16. Suspension Of Services
   We may by notice suspend the provision of services (including access to the accommodation) for reasons of political unrest, strikes, or other events beyond our reasonable control, in which event payment of the standard fee will also be suspended for the same period.

17. Our Liability
   We are not liable for any loss as a result of our failure to provide a service as a result of mechanical breakdown, strike, delay, failure of staff, termination of our interest in the building containing the business centre or otherwise unless we do so deliberately or are grossly negligent. We are also not liable for any failure until you have told us about it and given us a reasonable time to put right.

   You agree (a) that we will not have any liability for any loss, damage or claim which arises as a result of, or in connection with, your agreement and/or your use of the services except to the extent that such loss, damage, expense or claim is directly attributable to our deliberate act or our gross negligence (our liability); and (b) that our liability will be subject to the limits set out in the next paragraph.

   We will not in any circumstances have any liability for loss of business, loss of profits, loss of anticipated savings, loss of or damage to data, third party claims or any consequential loss. We strongly advise you to insure against all such potential loss, damage expense or liability.
   We will be liable:
     o up to a maximum of $1,000,000 (for any one event or series of connected events) for damage to your personal property;
     o up to a maximum equal to 125% of the total fees paid under your agreement up to the date on which the claim in question arises or $50,000 (whichever is the higher), in respect of all other losses, damages expenses or claims.

YOUR AGREEMENT
18. The Nature Of Your Agreement
   Your agreement is the commercial equivalent of an agreement for accommodation in a hotel. The whole of the business centre remains our property and in our possession and control. You acknowledge that your agreement creates no tenancy interest, leasehold estate or other real property interest in your favor with respect to the accommodation. We are giving you just the right to share with us the use of the business centre so that we can provide the services to you. The agreement is personal to you and cannot be transferred to anyone else. We may transfer the benefit of your agreement and our obligations under it at any time.

19. Duration
   Your agreement lasts for the period stated in it and will then automatically be extended for successive periods of six months until brought to an end by you or by us. All periods shall run to the last day of the month in which they would otherwise expire. The fees on any renewal will be the market price notified by us prior to renewal. In all other respects your agreement will renew on the same terms and conditions.

20. Bringing Your Agreement To An End
   Either of us can terminate your agreement at the end date stated in it, or at the end of any extension period, by giving at least three months written notice to the other. However, if your agreement is for three months or less and one of us wishes to terminate it, the notice period is two months or (if shorter) one week less than the period stated in your agreement.

21. Ending Your Agreement Immediately
   We may put an end to your agreement immediately by giving you notice if:
     o you become insolvent, go into liquidation or become unable to pay your debts as they fall due,
     o you are in breach of one of your obligations which cannot be put right or which we have given you notice to put right and which you have failed to put right within fourteen days of that notice, or
     o your conduct, or that of someone at the business centre with your permission or at your invitation, is incompatible with ordinary office use.

   If we put an end to the agreement for any of these reasons it does not put an end to any then outstanding obligations you may have and you must:
     o pay for additional services you have used
     o pay the standard fee for the remainder of the period for which your agreement would have lasted had we not ended it, or (if longer) for a further period of three months, and
     o indemnify us against all costs and losses we incur as a result of the termination.

22. If The Business Centre Is Not Available
   In the unlikely event that we are no longer able to provide the services and accommodation at the business centre stated in your agreement then your agreement will end and you will only have to pay standard fees up to the date it ends and for the additional services you have used. We will try to find suitable alternative accommodation for you at another Regus business centre.
23. When Your Agreement Ends
     o you are to vacate the accommodation immediately, leaving it in the same condition as it was when you took it. A flat fee ($100.00 per workstation) will be assessed to cover the routine cost of repainting and redecorating the room(s) to return it to it's original condition upon your departure or if you, at your option, choose to relocate to different rooms within the centre. We reserve the right to charge additional reasonable fees for any repairs needed above and beyond normal wear and tear. If you leave any of your own property in the business centre we may dispose of it in any way we chose without owing you any responsibility for it or any proceeds of sale.
     o you will be automatically entered into an Exiting RVO agreement with us on our standard terms at the time for 3 months.
  If you continue to use the accommodation when your agreement has ended:
     o you are responsible for any loss, claim or liability we incur as a result of your failure to vacate on time.
     o we may, at our discretion, permit you an extension subject to a surcharge on the standard fee.

24. Employees
   While your agreement is in force and for a period of six months after it ends, you must not solicit or offer employment to any of our staff. If you do, we estimate our loss at the equivalent of one year's salary for each of the employees concerned and you must pay us damages equal to that amount.

25. Notices
   All formal notices must be in writing.

26. Confidentiality
   The terms of your agreement are confidential. Neither of us must disclose them without the other's consent unless required to do so by law or an official authority. This obligation continues after your agreement ends.

27. Indemnities
   You must indemnify us in respect of all liability, claims, damages, loss and expenses which may arise (except to the extent caused by our gross negligence or wilful misconduct).
     o If someone dies or is injured while in the accommodation you are using
     o From a third party in respect of your use of the business centre and the services.
     o If you do not comply with the terms of your agreement
   You must also pay any cost, including reasonable legal fees, which we incur in enforcing your agreement.

28. Data Protection
   You agree that we may process, disclose or transfer (including outside the EEA - European Economic Agreement - to other countries which are part of our international network from time to time) any personal data which we hold on or in relation to you provided that in doing so we take such steps as we consider reasonable to ensure that it is used only
     o to fulfil our obligations under your agreement;
     o for work assessment and fraud prevention; or
     o to make available information about new or beneficial products and services offered by us and other organizations which we consider may be of interest to you.
   Please be aware that countries outside the EEA - European Economic Agreement
   - may not have laws in force to protect your personal data.

29. Applicable Law:
   Your agreement is interpreted and enforced in accordance with the laws of the state in which the business centre in question is located. We both accept the exclusive jurisdiction of the courts of such jurisdiction where the centre is located.

FEES

In the following clauses any references to "fees" alone means all of the standard service fees, pay-as-you-use fees, the Business
Services price, and the Connectivity Service price.

30. Standard Services
   The standard fee, the Business Services price (if applicable), the Connectivity Service price (if applicable) and the Telecom Services price (if applicable) plus applicable taxes in respect of the services to be provided during the following month in advance in full on the 1st day (or such other day as we designate) of each month. The charge for any such month will be 30 times the applicable fee. No refund will be given for months of less than 30 days nor will any additional charge be levied for months of more than 30 days. For a period of less than a month, the applicable fee will be applied on a daily basis. You agree to pay promptly all (i) sales, use, excise and any other taxes, surcharges or licence fees which you are required to pay to any governmental authority (and, at our request, will provide to use evidence of such payment), and (ii) any taxes paid by us attributable to your accommodation, including, without limitation, any gross receipts, rent and occupancy taxes, surcharge fees or tangible personal property taxes.

31. Pay-as-you-Use Services
   Fees for pay-as-you-use services, plus applicable taxes, in accordance with our published rates, that may change from time to time, are invoiced in arrears and payable on the 10th day (or such other day as we designate) of the month following the calendar month in which the additional services were provided.

32. Service Retainer
   You will be required to pay a service retainer equivalent to sixty days standard service fee on entering into your agreement. This will be held by us as security for performance of all your obligations under your agreement. The service retainer, or any balance after deducting outstanding fees, three months RVO fee for your RVO agreement, and other costs due to us, will be returned to you as soon as you have settled your account with us. We may require you to pay an increased retainer if
     o outstanding fees exceed the service retainer held
     o you frequently fail to pay us when due

33. Late Payment
   If you do not pay fees when due, we may charge interest at the rate of 2% per month on the amounts outstanding but in no event greater than the rate permitted by law. If you dispute any part of an invoice you must pay the amount not in dispute by the due date.

34. Insufficient Check Fees
   You will pay a fee of $25.00 or the maximum amount permitted by law for the return of any payment for insufficient funds.

35. Subordination
   Your agreement is subordinate to our lease with our landlord and to any other agreements to which our lease with our landlord is subordinate.

36. Annual Increase
   We will increase your current standard service fee on each and any annual anniversary of the start date of your agreement by 4% or the CPI, whichever is greater, or such other broadly equivalent index which we substitute, over the previous year. This will only apply to agreements that have an original start and end date constituting more than a 12 month term. Renewals do not fall under this category and will be reviewed as per clause 18 above.
Client Initials __________________

                           Regus North Point Analysis
                            Preston G. Haag, Jr., CAM
                                   Addendum A

                                   Monthly View

  Descriptions                                  Qty         Unit       Monthly
          Offices (422, 421, 420, 418)          23        $240.00    $ 5,520.00

  Telecommunications                            Qty         Unit       Monthly
          T1 Connections & Telephones           12      $  150.00    $ 1,800.00
          Direct Dial Numbers                   12      $    0.00    $     0.00
          Roll-over lines                       12      $    0.00    $     0.00
          Voice Mail                            12      $    0.00    $     0.00
          Call I.D.                             12      $    0.00    $     0.00
          Conference Call Feature               12      $    0.00    $     0.00
          Fax Line                               1      $   60.00    $    60.00
          Mail Line & Call Answering             1      $   60.00    $    60.00


  Beverage Service                              Qty         Unit       Monthly
          Included                              12      $   30.00    $   360.00

  Estimated Sub-Total before Monthly Tax        Qty         Unit       Monthly
          Before Taxes                           1      $7,800.00    $ 7,800.00

  Estimated Monthly Tax                         Qty         Unit       Monthly
          Monthly                                1      $  256.20    $   256.20

  Estimated Monthly Total                       Qty         Unit       Monthly
          Total                                  1      $8,056.20    $ 8,056.20

                            Annual and Start-up View

  Annual Total Estimated Costs                  Qty      Monthly        Annual
          Total                                  1      $8,056.20    $96,674.40

  Set-up Charges                                Qty      Monthly        Annual
          Set-up (one time charges for
                  programming the telephones)    0      $   53.50    $     0.00

  1st Month Free Rent                           Qty         Unit     1st Month
          Actual Free Rent discount will
          be realized in the first month
          (however the calculations shows
          the blended monthly cost over
          the term)                              1     -$5,520.00   -$ 5,520.00

          Net-Effective Sub-Total               Qty      Monthly        Annual
          Blended Adjusted Monthly Projected
          Costs                                 12      $7,596.20    $91,154.40

  Deposit Calculation                           Qty    Monthly Rent    Deposit
          Deposit (w Credit Card on
                   file for back-up)             1      $5,520.00    $ 5,520.00

  1st Funds to Occupy the Space                Qty      Monthly        Annual
          Deposit & 1st Month's Services         1      $7,959.60    $ 7,959.60



Notes: Included 4 hours of meeting room time each mo.. At this centre plus 3-days a mo. Travel office privileges. The first month's rent is free only paying the monthly services. The Service Retainer has been approved for 1 mo. With a credit card on file for back-up. Photocopies will be billed at $. 08 a copy or Client can bring their own machine. Construction if requested will be billed back to the client in equal installments over the 12-mo. Term. Mid-month move-in costs will be pro-rated based on a 30-day mo. saving additional costs. Regus will pay to have installed or build an interior wall in the Team space by June 30, 2003. Client agrees to be flexible during the installation of the wall.